LMH Fund, Ltd.

                         Articles of Amendment

     LMH Fund, Ltd., a Maryland corporation having its principal office in Baltimore, Maryland (the "Corproation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Second Article of the Corporation's charter is hereby amended in its entirety to read as follows:

          The name of the corporation (which is hereinafter called the "Corporation") is:

                    Matrix/LMH Value Fund, Inc.

     SECOND: The foregoing amendment of the charter of the Corporation has been approved by a majority of the Board of Directors of the Corporation without action of stockholders in accordance with Section 2-605(a)(4) of the Maryland General Corporation Law, and the Corporation is registered as an open-end company under the Investment Company Act of 1940.

     IN WITNESS WHEREOF: LMH Fund, Ltd., has caused these presents to be signed in its name and on its behalf by its President or one of its Vice Presidents and attested by its Secretary or one of its Assistant
Secretaries on April 30, 1997.

                              LMH Fund, Ltd.

                             /s/David Katz
                             Name: David Katz
                            Title: President


ATTEST:


/s/Steven J. Paggioli
Type name and title of officer

Steven J. Paggioli
Assistant Secretary








          THE UNDERSIGNED, President (or Vice President) of LMH Fund, Ltd., who executed on behalf of said corporation the foregoing Articles of Amendment, of which this certificatge is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, inf ormation and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under penalties of perjury.


                   /s/ David Katz